Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Form S-3 to Registration Statement No. 333-208932 and related Prospectus of Shell Midstream Partners, L.P. for the registration of common units and to the incorporation by reference therein of our report dated February 12, 2016, with respect to the financial statements of Bengal Pipeline Company LLC, appearing in Shell Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 29, 2016